Exhibit 99.1

Comverge Announces Fiscal Year and Fourth Quarter 2011
Financial Results

Norcross, GA., March 15 , 2012 --- Comverge, Inc. (Nasdaq: COMV), a leading provider of Intelligent Energy Management (IEM) solutions for Residential and Commercial & Industrial customers, announced today fiscal year and fourth quarter 2011 results.

•	Generated $0.8 million of adjusted EBITDA for full year 2011

•	2011 annual revenue growth of 14%

•	Removed $4.1 million of expense from the business

•	Added more than 800 new megawatts (MW) under management

•	Secured first international contract with Eskom, the largest electricity provider in Africa

•	Increased adoption of IntelliSOURCE, with 22 utilities now using Comverge's new enterprise software platform

•	Working with lenders and potential strategic parties to address liquidity and capital issues
“We had a strong finish to 2011, highlighted by our first international win with Eskom, the largest utility in Africa, continued adoption of our IntelliSOURCE platform, and growth across both our residential and commercial and industrial businesses,” commented R. Blake Young, Comverge's president and chief executive officer. “With our recent new client wins, strong backlog, and improved cost structure, we believe that upon resolution of our capital needs, the company is well-positioned for growth and continued success in the energy management space.”

Financial Results
Fourth quarter revenues for 2011 were $36.7 million compared to $37.2 million in the fourth quarter of 2010, a one percent decrease. Revenues for the year ended 2011 were $136.4 million compared to $119.4 million for the year ended 2010, a 14 percent increase.
Gross margin for the fourth quarter of 2011 was 55 percent compared to 50 percent in the fourth quarter of 2010. Gross margins are most meaningful when comparing on a 12 month basis due to the deferral of VPC contract revenues. Gross margin for the full year of 2011 was 41 percent compared to 38 percent in 2010.
Adjusted EBITDA for the fourth quarter of 2011 was $10.3 million compared to $7.2 million for the fourth quarter of 2010, an increase of 43 percent.
For the full year 2011, adjusted EBITDA was $0.8 million compared to negative $8.5 million for 2010. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, non-cash stock compensation expense and non-cash impairment charges.
Net income for the fourth quarter of 2011 was $4.9 million, or $0.20 per basic share and $0.18 per diluted share, compared to net loss of $9.4 million, or $0.38 per basic and diluted share for the fourth quarter of 2010.
Net loss for full year 2011 was $12.8 million, or $0.52 per basic and diluted share compared to a net loss for 2010 of $31.4 million, or $1.27 per basic and diluted share.

Liquidity and Capitalization
As disclosed in the company's Form 10-K filed in conjunction with this news release, Comverge management is actively exploring financing options to fund continuing operations. This includes restructuring of its current credit facilities and other strategic alternatives. Management and the Board of Directors are engaged in ongoing discussions with lenders, investors and potential strategic partners in an effort to appropriately capitalize the company.
Added Young, “Despite the strongest operational and financial performance in the company's history, we still require capital to fund our operations, and the Board and management are working diligently on strategic alternatives for obtaining the required capital and financing.”
Payments from Long-term Contracts
Payments from long-term contracts, which represent an estimate of total payments that Comverge expects to receive under long-term agreements with customers, were $539 million as of December 31, 2011.
Annual Guidance
The company expects 2012 annual revenues to range from $145.0 to $170.0 million.

The company expects full year 2012 adjusted EBITDA to range from $3.0 million to $10.0 million.

Business Highlights:

•	Megawatts under management as of December 31, 2011 totaled 4,564, compared to 3,720 at the same time last year, an increase of 844 megawatts.

•
Secured first international win with Eskom, the largest electricity provider in Africa, to manage its complex supply and demand challenges. Under the $27 million agreement, Comverge will deploy the IntelliSOURCE 2.0 platform for Eskom, enabling the utility to register, dispatch, and manage a newly established demand response market.

•	Twenty-two utilities now using IntelliSOURCE, Comverge's enterprise-class software platform that automates the entire demand response program lifecycle.

•
Selected by PECO Energy Company to deliver approximately 65 megawatts of reduced electricity demand to Commercial and Industrial customers, including 50 MW in PECO's DR Aggregator Contracts program and 16.5 MW in PECO's Distributed Energy Resources program

•
Gulf Power selected Comverge to expand the country's largest and most successful residential dynamic pricing program from approximately 8,000 participants to an expected 16,000 participants over the next four years

Conference Call
The company will host a conference call to discuss the results at 9:00 a.m. ET on Friday, March 16, 2012. To participate in the call, please dial 877-334-1969 or 760-666-3589 for international participants.

Additionally, the results will be reported in the Investor Relations section on Comverge's website at http://ir.comverge.com. An audio replay of the call will be available beginning March 17, 2012 at 12:00 p.m. and available until March 24, 2012 at 12:00 a.m. ET (midnight) by dialing in (855) 859-2056 or (404) 537-3406 for international participants and using conference code number 58159607.

About Comverge
With more than 500 utility and 2,100 commercial customers, as well as five million deployed residential devices, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

Caution Regarding Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include strategic alternatives for obtaining the required capital and financing, projected revenue guidance, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts or open market programs and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with strategic alternatives, Comverge's business involving our products, the development and distribution of our products and related services, regulatory changes or grid operator rule changes, regulatory approval of our contracts, economic and competitive factors, our key strategic relationships, and other risks more fully described in our form 10-K filed today. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Regulation G Disclosure - Non-GAAP Financial Information
Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

SCHEDULE 1
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
Revenue	$36,737	$37,226	$136,420	$119,389
Cost of revenue	16,434	18,666	80,415	74,538
Gross profit	20,303	18,560	56,005	44,851
Operating expenses
General and administrative expenses	9,197	11,554	41,000	39,362
Marketing and selling expenses	4,741	4,553	20,136	18,031
Research and development expenses	980	1,707	4,297	6,279
Amortization of intangible assets	66	536	645	2,144
Impairment charges	—	9,871	—	9,871
Operating income (loss)	5,319	(9,661)	(10,073)	(30,836)
Interest and other expense, net	416	287	2,680	854
Income (loss) before income taxes	4,903	(9,948)	(12,753)	(31,690)
Provision (benefit) for income taxes	21	(509)	72	(339)
Net income (loss)	$4,882	$(9,439)	$(12,825)	$(31,351)

Net income (loss) per share (basic)	$0.20	$(0.38)	$(0.52)	$(1.27)

Net income (loss) per share (diluted)	$0.18	$(0.38)	$(0.52)	$(1.27)

Weighted average shares used in computation (basic)	25,003,771	24,752,562	24,901,201	24,667,485

Weighted average shares used in computation (diluted)	27,810,474	24,752,562	24,901,201	24,667,485

SCHEDULE 2
COMVERGE, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
Revenue:
Residential Business	$26,555	$32,810	$77,405	$67,605
Commercial & Industrial Business	10,182	4,416	59,015	51,784
Total Revenue	$36,737	$37,226	$136,420	$119,389

Cost of Revenue:
Residential Business	$13,021	$16,280	$43,934	$39,718
Commercial & Industrial Business	3,413	2,386	36,481	34,820
Total Cost of Revenue	$16,434	$18,666	$80,415	$74,538

Gross Profit:
Residential Business	$13,534	$16,530	$33,471	$27,887
Commercial & Industrial Business	6,769	2,030	22,534	16,964
Total Gross Profit	$20,303	$18,560	$56,005	$44,851

SCHEDULE 3
COMVERGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$23,641	$7,800
Restricted cash	4,051	1,736
Marketable securities	—	27,792
Billed accounts receivable, net	18,481	14,433
Unbilled accounts receivable	12,730	17,992
Inventory, net	10,377	9,181
Deferred costs	1,804	1,712
Other current assets	1,313	2,056
Total current assets	72,397	82,702

Restricted cash	332	3,733
Property and equipment, net	26,865	22,480
Intangible assets, net	3,635	3,816
Goodwill	499	499
Other assets	1,681	927
Total assets	$105,409	$114,157
Liabilities and Shareholders' Equity
Accounts payable	$5,123	$8,455
Accrued expenses	20,347	17,375
Deferred revenue	7,094	5,821
Current portion of long-term debt	9,188	3,000
Other current liabilities	7,561	7,962
Total current liabilities	49,313	42,613

Deferred revenue	490	1,662
Long-term debt	17,062	21,750
Other liabilities	1,563	2,074
Total long-term liabilities	19,115	25,486
Shareholders' equity
Common stock	26	25
Additional paid-in capital	266,090	262,226
Treasury stock	(338)	(257)
Accumulated deficit	(228,772)	(215,947)
Accumulated other comprehensive income (loss)	(25)	11
Total shareholders' equity	36,981	46,058
Total liabilities and shareholders' equity	$105,409	$114,157

SCHEDULE 4
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$4,882	$(9,439)	$(12,825)	$(31,351)
Adjustments to net income (loss) to net cash flows
from operating activities
Depreciation	4,172	5,310	5,993	6,276
Amortization of intangible assets	254	714	1,522	2,835
Stock-based compensation	550	992	3,313	3,327
Impairment charges	—	9,871	—	9,871
Other	302	382	1,534	1,404
Changes in operating assets and liabilities	(10,033)	(12,296)	(2,541)	(6,731)
Net cash provided by (used in) operating activities	127	(4,466)	(3,004)	(14,369)

Cash flows from investing activities
Changes in restricted cash	1,091	(195)	1,086	167
Maturities (purchases) of marketable securities, net	—	(6,443)	27,724	5,871
Purchases of property and equipment	(2,606)	(5,358)	(11,758)	(11,123)
Net cash provided by (used in) investing activities	(1,515)	(11,996)	17,052	(5,085)

Cash flows from financing activities
Borrowings (repayments) under debt facilities, net	(750)	14,250	1,500	12,000
Proceeds from issuance of common stock, net	435	—	435	—
Other	(161)	(384)	(117)	(815)
Net cash provided by (used in) financing activities	(476)	13,866	1,818	11,185

Effect of exchange rate changes on cash and cash equivalents	—	—	(25)	—
Net change in cash and cash equivalents	(1,864)	(2,596)	15,841	(8,269)
Cash and cash equivalents at beginning of period	25,505	10,396	7,800	16,069
Cash and cash equivalents at end of period	$23,641	$7,800	$23,641	$7,800

SCHEDULE 5
COMVERGE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$4,882	$(9,439)	$(12,825)	$(31,351)
Depreciation and amortization	4,426	6,024	7,515	9,111
Interest expense, net	416	283	2,716	875
Provision for income taxes	21	(509)	72	(339)
EBITDA	9,745	(3,641)	(2,522)	(21,704)
Non-cash stock compensation expense	550	992	3,313	3,327
Non-cash impairment charge	—	9,871	—	9,871
Adjusted EBITDA	$10,295	$7,222	$791	$(8,506)